Exhibit 4.2

AMENDMENT NO. 1 TO

STOCKHOLDER RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT (this “Amendment”) is dated as of May 2, 2023 (the “Effective Date”), and amends that certain Stockholder Rights Agreement, dated as of March 31, 2023 (the “Rights Agreement”), by and between Magenta Therapeutics, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings given to them in the Rights Agreement.

WITNESSETH

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dianthus Therapeutics, Inc. (the “Target”) and Dio Merger Sub, Inc. (“Merger Sub”), dated as of May 2, 2023, pursuant to which, among other things: (a) Merger Sub shall be merged with and into the Target (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and the Target shall be the surviving company and a wholly-owned subsidiary of the Company; and (b) each share of Company Capital Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be automatically converted into and thereafter represent the right to receive the Merger Consideration (as defined in the Merger Agreement), subject to the terms set forth in the Merger Agreement;

WHEREAS, pursuant to resolutions adopted on May 2, 2023 (the “Board Resolutions”), the board of directors of the Company (the “Board”) has adopted and approved the Merger Agreement;

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(a)(ii) Event, the Company may in its sole discretion supplement or amend the Rights Agreement in any respect without the approval of any holders of certificates representing shares of Common Stock of the Company, and the Rights Agent must, if the Company so directs, execute such supplement or amendment;

WHEREAS, the Rights are currently redeemable, no person is an Acquiring Person, and no Section 11(a)(ii) Event has occurred;

WHEREAS, pursuant to the Board Resolutions, and in connection with entering into the Merger Agreement, the Board has unanimously determined that an amendment to the Rights Agreement is advisable, fair to and in the best interests of the Company and its stockholders;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Rights Agent is directed to execute this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereto hereby agree as follows:

1. Amendment of the Rights Agreement.

A. Section 1 of the Rights Agreement is hereby amended by adding the following additional definitions:

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 2, 2023, among the Company, Target, and Merger Sub, as it may be amended from time to time.

“Merger Sub” means Dio Merger Sub, Inc.

“Target” means Dianthus Therapeutics, Inc.

B. The following is added as a new Section 36 of the Rights Agreement:

“Section 36. Exception for Merger Agreement. Notwithstanding anything to the contrary in this Agreement, as long as the Merger Agreement is not validly terminated, none of the approval, execution, delivery or performance of the Merger Agreement, or the consummation prior to the termination of the Merger Agreement of the Merger or any of the other transactions contemplated by the Merger Agreement, including the issuance of shares of common stock of the Company to the stockholders of the Target, in accordance with the terms of the Merger Agreement, shall: (a) result in a Stock Acquisition Date, a Distribution Date or in any way permit any Rights to be exercised pursuant to this Agreement, including, without limitation, Section 7 or otherwise, for consideration or exchanged pursuant to Section 24; (b) constitute a Section 11(a)(ii) Event or a Section 13 Event; (c) cause any of Target, Merger Sub or their respective Affiliates or Associates (each, a “Target Person”) to be deemed to be an “Acquiring Person” for any purpose in this Agreement (it being understood that future actions by any Target Person could still result in such Target Person being an Acquiring Person for purposes of this Agreement); or (d) cause any officer, director or employee of any Target Person to be deemed to be, solely by reason of such Person’s status or authority as such, the “Beneficial Owner” of or to “Beneficially Own” any securities that are “Beneficially Owned” by a Target Person, including in a fiduciary capacity. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the approval, execution, delivery or performance of the Merger Agreement, or the consummation prior to the termination of the Merger Agreement of the Merger or any of the other transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, immediately prior to the Effective Time, but only if the Effective Time shall occur, and without any further action by the Rights Agent, the Company, Target, Merger Sub or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights provided for hereunder shall terminate, expire and be void and of no further force or effect and such time shall be deemed the Expiration Date for all purposes of this Agreement.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

3. Officer Certification. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 27 of the Rights Agreement and the certification contained in this Section 3 shall constitute the certification required by Section 27 of the Rights Agreement.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment executed and/or transmitted electronically (including by fax and .pdf) will have the same authority, effect, and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction adversely affects the rights, immunities, duties or obligations of the Rights Agent, then the Rights Agent shall be entitled to resign immediately.

6. Descriptive Headings. The descriptive headings of the several sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7. Further Assurances. Each of the parties to this Amendment will reasonably cooperate and take such action as may be reasonably requested by the other party to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8. Governing Law. This Amendment, and all claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Amendment, or the negotiation, execution, performance or subject matter of this Amendment, will be governed by and construed in accordance with the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

MAGENTA THERAPEUTICS, INC.

By:	/s/ Stephen Mahoney
Name:	Stephen Mahoney
Title:	President, Chief Financial and Operating Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Patrick Hayes
Name:	Patrick Hayes
Title:	Manager, Client Management

[Signature Page to Amendment No. 1 to Stockholder Rights Agreement]